Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 30 - 2013

May 21, 2013
FOR IMMEDIATE RELEASE

Aurizon Announces Extension of Election Deadline

Aurizon Mines Ltd. (TSX:ARZ)(NYSE MKT:AZK) (“Aurizon” or the “Company”) announces that the election deadline under Aurizon's Plan of Arrangement with Hecla Mining Company (“Hecla”), by which shareholders may elect to receive cash in respect to some or all of their shares, subject to pro-ration, has been extended to 4:00 p.m. EDT on May 28, 2013. If an election is not made, the shareholder will be deemed to have elected to receive Hecla shares, subject to pro-ration.

Shareholders who wish to make an election and who did not make a valid election in advance of the initial election deadline on May 7 should contact their broker, investment dealer or other intermediary in sufficient time to meet the extended deadline of 4:00 p.m. EDT on May 28, 2013. For those shareholders that hold registered Aurizon shares, they should duly complete, sign and return the Letter of Transmittal with accompanying share certificate(s) to Computershare Investor Services Inc.

Those shareholders who duly filed an election in advance of the initial election deadline on May 7, 2013 are not required to take any further steps to maintain their election.

All elections and deemed elections are subject to pro-ration pursuant to the terms of the Plan of Arrangement. Completion of the Arrangement is subject to various conditions, including Hecla receiving approval under the Investment Canada Act.

How to Complete Transmittal Documentation

Instructions for Aurizon shareholders on how to elect the form of consideration they wish to receive under the Arrangement are included in the Proxy Circular that was mailed to securityholders on April 12, 2013 and filed under Aurizon's SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov. Copies of the Special Meeting materials relating to the Arrangement, including the Letter of Transmittal, are also available on Aurizon's website at www.aurizon.com under the Hecla Agreement tab.

If you have any questions or require more information with regard to the procedures for completing your transmittal documentation, please contact Georgeson Shareholder Communications Canada Inc. by calling toll free in North America at 1-888-605-7616, calling collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world's most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the NYSE MKT under the symbol "AZK". Additional information on Aurizon and its properties is available on Aurizon's website at www.aurizon.com.

News Release – May 21, 2013 Aurizon Announces Extension of Election Deadline	Page 2

About Hecla

Established in 1891, Hecla believes it is the largest and lowest-cost primary silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico. Additional information on Hecla and its properties is available on its website at http://hecla-mining.com.

Investor Contact:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-888-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com

Media Contact:

Longview Communications

Trevor Zeck (604) 694-6037

Information Agent:

Georgeson

Toll Free (North America):

1-888-605-7616

Outside North America Call Collect:

1-781-575-2422

Email: askus@georgeson.com